Exhibit 99.1

NEWS RELEASE For Immediate Release Contact: Alison Ziegler, Cameron Associates (212) 554-5469 alison@cameronassoc.com www.americanecology.com
AMERICAN ECOLOGY ANNOUNCES EARNINGS GUIDANCE
AND DIVIDEND PLAN FOR 2007
Boise, Idaho — December 7, 2006 — American Ecology Corporation [NASDAQ: ECOL] today announced its earnings guidance and its dividend and capital spending plans for 2007.
2007 Guidance
Management currently expects the Company to generate earnings of between $0.92 and $1.02 per diluted share for 2007, which reflects projected year-over-year growth in operating income in the range of 11%-24%. This is consistent with long-term organic growth projections for operating income in the range of 15%.
2006 earnings guidance of $0.85 to $0.90 per diluted share was last updated by the Company on October 18, 2006. This estimate, which management reaffirmed today, includes a pretax benefit of approximately $704,000 from settlement of a prior year business interruption insurance claim, approximately $458,000 in other income from a gain on sale of land at a non-operating facility and reimbursement of legal expenses from a prior year matter. The insurance settlement and other income contributed approximately $0.04 to 2006 diluted earnings per share.
The Company expects 2007 capital expenditures up to $12 million, a reduction from 2006 capital expenditures expected to approximate $20 million. The 2007 capital plan is devoted primarily to disposal cell expansion and increased drum storage capacity at the Company’s Texas facility, expanded waste treatment capacity at its Idaho and Nevada facilities, a potential rail transfer facility in northern New Jersey, and equipment replacement at all four operating sites.
“We anticipate continued operating income growth in 2007 as recent and ongoing capital investments allow us to more efficiently manage increasing waste volumes,” President and Chief Executive Officer Stephen Romano commented. “The approximately $50 million of internally generated cash invested in the last three years to expand our state-of-the-art treatment, disposal and rail transport services also provides an excellent platform to aggressively pursue new business,” Romano stated.
Increased Honeywell project margins based on a northern New Jersey transfer station are only reflected in the higher end of the 2007 guidance range. “We continue to work on a preferred rail site with the involved government and railroad representatives, and have largely completed engineering design work,” Romano noted, adding, “We have not begun construction pending the outcome of these ongoing discussions, however, and are not projecting a facility availability date at this time.”

The Company expects to use substantially all of its available net operating loss carryforwards by the end of 2006 and to begin using cash on hand to pay its 2007 tax liabilities. The Company expects its effective tax rate to approximate 39% (37% cash rate) for 2007.
The Company plans to announce fourth quarter and full year 2006 financial results on February 6, 2007. Management will host an investor conference call the following day to discuss these results and provide an operations update. Specifics on the call will be issued in advance.
2007 Dividend Plan
The Company also announced that its Board of Directors intends to continue paying a $0.15 per common share quarterly dividend in 2007, subject to the Company meeting applicable bank covenants. The Board approved payment of the next quarterly dividend on January19, 2007 to stockholders of record on January 12, 2007. The Company estimates that approximately $2.7 million in cash will be paid out for the upcoming quarterly dividend.
“We believe American Ecology’s free cash flow will continue to be sufficient to pay the dividend while also funding planned capital projects and other growth initiatives in 2007,” Romano concluded.
About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2006 or 2007 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2005 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from those set forth in the forward-looking information include but are not limited to ,loss of key personnel, compliance with and changes in applicable laws and regulations, litigation, access to insurance and other financial assurances, implementation of new technologies, loss of a major customer, incidents that could limit operations, access to cost effective transportation services, utilization of net operating loss carryforwards, our ability to perform under required contracts, significant sales by stockholders and the effect on the price of our common stock and our willingness to pay dividends.